EXHIBIT 99.1

Donegal Group Inc. Provides Information Relating to First Quarter Results

MARIETTA, Pa., April 15, 2009 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) announced today that its earnings for the first quarter of 2009 were adversely impacted by increased claim activity and an accrual following an adverse court ruling related to premium tax litigation.

Claim activity from severe winter weather and an unusually large number of fires during the first quarter accounted for approximately $14 million of pre-tax losses. The Company's quarterly results were also impacted by a pre-tax accrual of approximately $1.4 million related to a contested premium tax issue covering tax years 2002 through 2008. The Company did not recognize any other than temporary impairments in the first quarter of 2009 and will report an increase in its book value per share as of March 31, 2009 primarily due to unrealized gains on its securities during the first quarter. The Company expects to report earnings of approximately $.01 per share of its Class A common stock for the first quarter of 2009.

The Company plans to release its quarterly financial results on April 24, 2009, followed by a conference call at 11:00AM Eastern time to discuss the quarterly results. Live and archived webcasts are available in the Investors' area of the Company's web site at www.donegalgroup.com.

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in five Mid-Atlantic states (Delaware, Maryland, New Hampshire, New York and Pennsylvania), seven Southeastern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and six Midwestern states (Iowa, Nebraska, Ohio, Oklahoma, South Dakota and Wisconsin). Donegal Mutual owns approximately 42% and 75% of Donegal Group Inc.'s Class A common stock and Class B common stock, respectively.

All statements contained in this press release that are not historic facts are based on current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Actual results could vary materially. The factors that could cause actual results to vary materially include, but are not limited to, the ability of the Company to maintain profitable operations, the adequacy of the Company's reserves for losses and loss adjustment expenses, business and economic conditions in the areas in which the Company operates, conditions resulting from the ongoing recession in the United States, severe weather events, competition from various insurance and non-insurance businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements and other risks that the Company describes from time to time in its filings with the Securities and Exchange Commission. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions it may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:  Donegal Group Inc.
          Jeffrey D. Miller, Senior Vice President & Chief
           Financial Officer
          (717) 426-1931
          Fax: (717) 426-7009
          jeffmiller@donegalgroup.com